Exhibit 16.1

April 27, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4 of Form 8-K of People’s Liberation, Inc., dated April 21, 2011 and filed April 27, 2011, as contained in the second sentence of the first paragraph of Item 4, the third paragraph of Item 4, and the fourth and fifth paragraphs of Item 4, and are in agreement with those statements.

/s/ Crowe Horwath LLP

CROWE HORWATH LLP
Sherman Oaks, CA

cc:  Mr. Colin Dyne
    Chief Executive Officer and
    Chief Financial Officer
    People's Liberation, Inc.